Exhibit 10.32(B)

JUNO THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted and approved December 7, 2015

Juno Therapeutics, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Non-Employee Director Compensation Policy (the “Policy”) is intended (i) to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors and (ii) to obtain shareholder approval for the Policy. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2014 Equity Incentive Plan, as amended (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy. An Outside Director will be provided the opportunity to reject any compensation or award provided for under this Policy in accordance with such procedures as the Company may determine.

This Policy will be effective for Board compensation beginning January 1, 2016.

1.	CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $40,000. There are no per-meeting attendance fees for attending Board meetings.

Chairman Annual Cash Retainer

Each Outside Director who serves as chairman of the Board or chairman or member of a committee of the Board will be paid additional annual fees as follows:

Chairman of the Board:	$25,000

Chairman of Audit Committee:	$20,000

Member of Audit Committee (other than the Chairman of the Audit Committee):	$7,500

Chairman of Nominating and Governance Committee:	$10,000

Member of Nominating and Governance Committee (other than the Chairman of the Nominating and Governance Committee):	$4,500

Chairman of Compensation Committee:	$15,000

Member of Compensation Committee (other than the Chairman of the Compensation Committee):	$5,500

Chairman of Scientific Committee:	$20,000

Member of Scientific Committee:	$7,500

Each annual cash retainer and additional annual fee (the “Retainer Cash Payments”) will be paid quarterly in arrears on a prorated basis (the date of any payment of a Retainer Cash Payment, a “Retainer Payment Date”).

The Board in its discretion may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board determines to make any such change or revision.

Subject to Section 2, in no event will cash compensation payable pursuant to this Policy be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the end of the Fiscal Year in which the compensation is earned, or (ii) March 15 following the calendar year in which the compensation is earned, in compliance with the “short-term deferral” exception to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended. The Policy is intended to comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

2.	ELECTIONS TO RECEIVE RESTRICTED STOCK UNITS IN LIEU OF RETAINER CASH PAYMENTS

Retainer RSUs

Each Outside Director may elect to convert all or a portion of his or her Retainer Cash Payments into a number of Restricted Stock Units (“Retainer RSUs”) with a Fair Market Value on the Retainer Payment Date equal to the amount of the applicable Retainer Cash Payment, provided that the number of Shares covered by such Retainer RSUs shall be rounded to the nearest whole Share using standard rounding principles (i.e., 0.5 or higher, round up, and below 0.5, round down) (such election, a “Retainer RSU Election”). Retainer RSUs shall be subject to certain terms and conditions as provided for in Section 3, below.

Retainer RSU Election Mechanics

Each Retainer RSU Election must be submitted to Stock Administration in the form and manner specified by the Board or Compensation Committee. An individual who fails to make a timely Retainer RSU Election shall not receive Retainer RSUs and instead shall receive the applicable Retainer Cash Payment. Retainer RSU Elections must comply with the following timing requirements:

a.	Initial Election. Each individual who first becomes an Outside Director may make a Retainer RSU Election with respect to Retainer Cash Payments scheduled to be paid in the same calendar year as such individual first becomes an Outside Director (the “Initial Election”). The Initial Election must be submitted to Stock Administration on or prior to the date that the individual first becomes an Outside Director (the “Initial Election Deadline”), and the Initial Election shall become irrevocable effective as of the Initial Election Deadline.

b.	Annual Election. Subject to the last sentence of this paragraph, by no later than December 31 of each calendar year, or such earlier deadline as may be established by the Board or the Compensation Committee, in its discretion (the “Annual Election Deadline”), each individual who is an Outside Director as of immediately prior to the Annual Election Deadline may make a Retainer RSU Election with respect to Retainer Cash Payments relating to services to be performed in the following calendar year and otherwise scheduled to be paid following the completion of those services (the “Annual Election”). The Annual Election must be submitted to Stock Administration on or prior to the applicable Annual Election Deadline and shall become irrevocable effective as of the Annual Election Deadline. For avoidance of doubt, the Annual Election Deadline hereunder for Retainer Cash Payments earned for service in 2016 shall be December 31, 2015.

c.	Deferral of Proceeds. The Board, the Compensation Committee or their respective authorized designee may, in its discretion, provide an individual who is an Outside Director with the opportunity to defer the delivery of the proceeds of any vested Retainer RSUs that would otherwise be delivered to the individual hereunder. Any such deferral election shall be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Code, unless otherwise specifically determined by the Board or the Compensation Committee. If an individual elects to defer the proceeds of any vested Retainer RSUs in accordance with this Section, payment of the deferred vested Retainer RSUs shall be made in accordance with the terms of the Retainer RSU Election.

3.	EQUITY COMPENSATION

Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 3 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

a.	No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

b.	Initial Award. Each individual who first becomes an Outside Director automatically will be granted a Nonstatutory Stock Option to purchase 18,000 Shares (an “Initial Award”), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, such grant to be effective on the date of election or appointment to the Board. Subject to Section 6 below and Section 18 of the Plan, each Initial Award will be scheduled to vest and, if applicable, become exercisable, as to one thirty-sixth (1/36th) of the Shares subject to such Initial Award on each monthly anniversary of the commencement of the Outside Director’s service as an Outside Director, subject to the Outside Director continuing to be a Service Provider (as defined in the Plan) through such date.

c.	Annual Awards.

i.	On the day following the date of each Annual Meeting of the Company’s stockholders (the “Annual Meeting”) beginning with the Annual Meeting to be held in 2016, each Outside Director automatically will be granted a Nonstatutory Stock Option to purchase 12,000 Shares (an “Annual Award”). Subject to Section 6 below and Section 18 of the Plan, each Annual Award will vest as to 100% of the shares subject thereto on the earlier of (i) the date of the first Annual Meeting following the date of grant of the Annual Award and (ii) the first anniversary of the date of grant, in either event, subject to the Outside Director continuing to be a Service Provider (as defined in the Plan) through such date.

d.	Terms. Initial Awards and Annual Awards (each a “Policy Option”) will be subject to the following terms and conditions:

i.	The per share exercise price for a Policy Option will be one hundred percent (100%) of the Fair Market Value on the grant date.

ii.	The term of each Policy Option will be ten (10) years subject to earlier termination as provided in the Plan.

iii.	Each Policy Option will fully vest and become exercisable if the Company experiences a Change in Control with such vesting acceleration to occur immediately prior to the consummation of the Change in Control, subject to the Outside Director continuing to serve as a Service Provider through such date.

e.	Retainer RSUs. Subject to Section 6 below and Section 18 of the Plan, each Award of Retainer RSUs will be fully vested on the date of grant. Retainer RSUs will be granted on the fifth of the month immediately following the end of the quarter for which the corresponding Retainer Cash Payment was earned (i.e., April 5, July 5, October 5, or January 5), except that if such fifth of the month is not a trading day, the associated grant of the applicable Retainer RSUs shall occur on the next trading day following such date.

4.	TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company.

5.	LIMITATIONS

No Outside Director may be issued, in any Fiscal Year, (i) cash payments (including Retainer Cash Payments and Retainer RSUs) with a value greater than $200,000, or (ii) Awards, other than Retainer RSUs, that cover more than 50,000 Shares. For purposes of this Section 5, the value of Retainer RSUs will be equal to the value of the applicable Retainer Cash Payments that the Retainer RSUs were elected to replace. Compensation awarded to or received by an Outside Director for services performed for the Company other than as a member of the Board (or committees of the Board), e.g., as an Employee or a Consultant, will not be subject to, and will not count toward, the limitations under this Section 5.

6.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

This Plan shall be submitted to stockholders for ratification at the Company’s 2016 Annual Meeting of Stockholders.

7.	ADJUSTMENTS

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number of Shares issuable pursuant to Awards granted under this Policy.

8.	REVISIONS

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that has already been paid or awarded, unless mutually agreed otherwise between the Outside Director and the Company. Termination of this Policy will not affect the Board’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

JUNO THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Restricted Stock Unit Election Form

For Nonemployee Directors

Please complete and return this Restricted Stock Unit Election Form (the “Election Form”), as described below, on or before [            ] (the “Submission Deadline”), to Stock Administration, Juno Therapeutics, Inc. (the “Company”), 307 Westlake Avenue North, Suite 300, Seattle, WA 98109, or by e-mail to [omitted].

Neither the provision of this Election Form nor your completion of this Election Form represents a commitment by the Company to grant an Award to you. The grant of an Award remains subject to the discretion of the Board (or its authorized designee(s)). Terms not otherwise defined herein shall have the meaning set forth in Exhibit A to this Election Form.

I understand that my Election Form will become irrevocable effective as of the Submission Deadline.

I.	PERSONAL INFORMATION

(Please print)

Participant Name:                                          (the “Participant”)

II.	ELECTION REGARDING FORM OF RETAINER PAYMENTS

I elect to receive any automatic cash retainers that may be payable to me quarterly in arrears on a prorated basis (the “Retainer Payments”) in accordance with the Company’s Non-Employee Director Compensation Policy (the “Policy”) as set forth below:

[_]	100% Cash – The Retainer Payments will be payable in cash.

[_]	100% Restricted Stock Units – The Retainer Payments will be payable in the form of a number of restricted stock units granted under the Plan (“RSUs”).

[_]	% Cash (“X%”) and

%	Restricted Stock Units (“Y%”) – The Retainer Payments will be payable as follows: X% of the value of the Retainer Payments will be payable in cash, and Y% of the value will be payable in the form of RSUs (provided, for the avoidance of any doubt, that the sum of X% and Y% must equal 100%).

NOTE: If you fail to make an election as to the form of your Retainer Payments, 100% of the Retainer Payments will be payable in cash.

Any RSUs that are granted to you in accordance with your timely election set forth in this Section II will vest in accordance with the Policy (each vesting date, an “Original Payment Date”). The number of shares subject to the RSUs you will receive with respect to each Retainer Payment will be determined in accordance with the Policy. The RSUs will otherwise be subject to the terms and conditions of the Policy and the Plan.

III.	RSU DEFERRAL ELECTION

Only complete this Section III if you wish to defer settlement of the RSUs you have elected to receive under Section II on a tax-deferred basis.

[_]	I hereby elect to defer the following percentage of RSUs that may be granted to me, if any, under the Plan and pursuant to the Policy for services performed by me during calendar year 2016 as set forth below:

            % of my RSUs that would have otherwise been settled on an Original Payment Date (the “Deferred Portion”) (please select a percentage no greater than 100%). For avoidance of doubt, with respect to a RSU with multiple Original Payment Dates and an election by me to defer less than 100% my RSUs, the deferral percentage elected with be taken pro-rata from each Original Payment Date.

(All RSUs that are deferred pursuant to this Section III shall be referred to as “Deferred Awards” in this Election Form).

[_]	I do not wish to defer settlement of any RSUs that I receive under Section II. I understand that by not electing to defer the settlement of any RSUs granted to me will be settled (if at all) on the Original Payment Date(s) as provided in the applicable Plan and the Policy.

NOTE: If you do not elect to defer the settlement of your RSUs beyond the applicable Original Payment Date(s), they will be settled when they vest (if at all) on the applicable Original Payment Date(s).

IV.	ELECTIVE SETTLEMENT DATES

Subject to the mandatory terms set forth in Section V below:

[_]	I elect to have my Deferred Awards settled in a single lump sum installment in whole shares on , 20 (please select a date no earlier than January 1 of 20 (i.e., no earlier than January 1 of the second (2nd) calendar year following the year during which the last Original Payment Date with respect to the RSU is scheduled to occur), or if earlier, as set forth in Section V below. If a settlement date is selected that is earlier than January 1 of the second (2nd) calendar year following the year during which the last Original Payment Date with respect to the RSU is scheduled to occur, the RSU will be settled as set forth in Section V below and the fixed settlement date elected by me will be ignored.

[_]	I do not select a fixed settlement date for my Deferred Awards and as a result my Deferred Awards will be settled as set forth in Section V below.

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V.	MANDATORY TERMS

Notwithstanding the foregoing:

1. Upon a Change of Control Event, your Separation Date, or your death, all Deferred Awards that have not yet been distributed to you will be automatically settled in full and immediately distributed in a single lump sum distribution.

2. If a distribution hereunder is triggered because of your Separation Date and you are a “specified employee” within the meaning of Section 409A at the time of your Separation Date, then the distribution that you would otherwise be entitled to receive upon the Separation Date will not be settled until the date that is 6 months and 1 day following the Separation Date, unless you die following your Separation Date, in which case, your distribution will commence as soon as practicable following your death.

VI.	PARTICIPANT ACKNOWLEDGEMENTS AND SIGNATURE

A.	I agree to all of the terms and conditions of this Election Form.

B.	I acknowledge that I have received and read a copy of the Plan’s prospectus and that I am familiar with the terms and provisions of the Plan.

C.	I agree to the right of the Administrator to amend or terminate this election at any time and for any reason, with or without notice; provided that such termination or amendment is performed in compliance with Section 409A (as determined by Company legal counsel in its sole and absolute discretion).

D.	I understand that the obligation of the Company to deliver any Deferred Awards is unfunded and that no assets of any kind have been segregated in a trust or otherwise set aside to satisfy any obligation under this Election Form. I also understand that any election to defer the settlement of any Awards pursuant to this Election Form will make me only a general, unsecured creditor of the Company.

E.	I understand that any amounts deferred will be taxable as ordinary income in the year settled. Notwithstanding, I agree and understand that the Company does not guarantee in any way whatsoever the tax treatment of any deferrals or payments made under the Policy or this Election Form. I will be responsible for all taxes and any other costs owed with respect to any deferrals or payments made with respect to my Awards.

F.	I understand that the Company will be under no obligation to deliver any Deferred Awards until any income and employment tax withholding obligations are satisfied and that if I fail to satisfy any such tax withholding obligations I may forfeit my right to receive the shares subject to my Deferred Award. I understand that the Company has the right (but not the obligation) to withhold taxes from my Deferred Awards (including pursuant to net share withholding) in any amount and through such procedure as the Company deems necessary or desirable to satisfy any income or other tax obligations incurred with respect to my Awards.

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G.	I understand that, upon receipt of any Deferred Awards, in addition to federal taxes, I may owe taxes to the state where I resided at the time of vesting in the Award and/or to the state where I reside when I receive the Deferred Awards, if different.

H.	I understand, acknowledge and agree that the Administrator has the discretion to make all determinations and decisions regarding any elections set forth on this Election Form.

I.	I understand that this Election Form and the elections made hereunder are intended to comply with the requirements of Section 409A so that none of the Deferred Awards issuable will be subject to the tax acceleration and additional penalty taxes imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. If applicable, I understand that I am solely responsible for any accelerated income taxes and additional taxes and tax penalties imposed by Section 409A.

J.	I also understand that this Election Form and the elections made hereunder will in all respects be subject to the terms and conditions of the Policy and the Plan, as applicable. Should any inconsistency exist between this Election Form, the Policy, the Plan, the Award Agreement under which an Award was granted, and/or any applicable law, then the provisions of either the applicable law (including, but not limited to, Section 409A) or the Plan will control, with the Plan subordinated to the applicable law and the Award Agreement and the Policy subordinated to this Election Form.

By signing this Election Form, I authorize the implementation of the above elections. I understand that any deferral election in Section III is irrevocable effective as of the Submission Deadline and may not be changed in the future, except in accordance with the requirements of Section 409A and the procedures specified by the Administrator.

Signed:		Date: _______________, ______
PARTICIPANT

Agreed to and accepted:

JUNO THERAPEUTICS, INC.

By:	Date: ________________, ______

IMPORTANT DEADLINE: Please remember that if you wish to make any election set forth on this Election Form, then the properly completed Election Form must be signed by you and returned ON OR BEFORE THE SUBMISSION DEADLINE to Stock Administration, Juno Therapeutics, Inc., 307 Westlake Avenue North, Suite 300, Seattle, WA 98109, or by e-mail to [omitted].

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EXHIBIT A

DEFINITIONS

“Administrator” means the Compensation Committee of the Company’s Board of Directors (or any other authorized designee of the Board as set forth in the Plan.

“Affiliate” means each corporation, trade or business that is, together with the Company, a member of a controlled group of corporations or under common control (as determined under section 414(b) or (c) of the Code), but only for the period during which such other entity is so affiliated with the Company. Notwithstanding the foregoing, in applying sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) of the Code and in applying Treasury regulation section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of section 414(c) of the Code, the phrase “at least 50 percent” will be used instead of “at least 80 percent” at each place it appears in such sections.

“Award” means a restricted stock unit granted under the Plan.

“Award Agreement” means that written agreement between the Participant and the Company evidencing the grant of an Award.

“Board” means the Board of Directors of the Company, as from time to time constituted.

“Change in Control Event” means a Change in Control as defined in the Plan with respect to an Award, provided, however, such event qualifies as a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as determined in accordance with section 409A(a)(2)(A)(v) of the Code and Treasury regulation section 1.409A-3(i)(5).

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code will include such section, any valid regulation or other Treasury Department or Internal Revenue Service guidance promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

“Grant Date” means the date of grant of the Award, as applicable.

“Plan” means the Company’s 2014 Equity Incentive Plan, as amended from time to time.

“Section 409A” means Section 409A of the Code.

“Separation Date” means the date of the Participant’s death, retirement or other termination of service with the Company and all of its Affiliates (as determined in accordance with section 409A(2)(A)(i) of the Code and Treasury regulation section 1.409A-1(h)).

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